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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-31351 of our report dated March 21, 1997, appearing in the Annual Report on Form 10-K/A of FPA Medical Management, Inc. For the year ended December 31, 1996, our report dated May 2, 1997, appearing in the Current Report on Form 8-K/A of FPA Medical Management, Inc. filed on May 30, 1997 and our report dated May 2, 1997, appearing in the Current Report on Form 8-K of FPA Medical Management, Inc. filed on July 31, 1997.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of the Registration Statement.


/s/ DELOITTE & TOUCHE LLP

San Diego, California
September 26, 1997